Exhibit 99.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned hereby certifies that the Form 10-Q Quarterly Report of Eldorado Resorts LLC and Eldorado Capital Corp. (collectively, the “Company”) for the quarterly period ended March 31, 2003 filed with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 13, 2003	By:	/s/ Robert M. Jones
Robert M. Jones, Chief Financial Officer of Eldorado Resorts LLC

A signed original of this written statement required by 18 U.S.C. Section 1350 has been furnished to Eldorado Resorts LLC and Eldorado Capital Corp. and will be retained by Eldorado Resorts LLC and Eldorado Capital Corp. and furnished to the Securities and Exchange Commission or its staff upon request.